March 20, 2017
Re: Tender offer by a third party for KBS Strategic Opportunity REIT, Inc. shares
Dear Stockholder:
You may soon receive, or may already have received, correspondence from Coastal Realty Business Trust (the “Bidder”) relating to a tender offer to purchase your shares of KBS Strategic Opportunity REIT, Inc. (the “REIT”). The Bidder has informed us that its offer price will be $8.26 per share. We believe the Bidder’s offer price is substantially below the value of your shares and recommend against selling shares at that price.
To decline the Bidder’s tender offer, simply ignore it. You do not need to respond to anything.
In arriving at our recommendation against selling your shares to the Bidder, we considered the following:

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On December 8, 2016, our board of directors approved an estimated value per share (the “EVPS”) of the REIT’s common stock of $14.81, based on the estimated value of the REIT’s assets less the estimated value of the REIT’s liabilities, or net asset value, divided by the number of shares outstanding, all as of September 30, 2016. We note that the EVPS does not take into account estimated disposition costs and fees for real estate properties that are not held for sale or under contract for sale, debt prepayment penalties that could apply upon the prepayment of certain of the REIT’s debt obligations or the impact of restrictions on the assumption of debt. For important information regarding the methodologies, assumptions and limitations of the EVPS, please see the REIT’s Current Report on Form 8-K, filed with the SEC on December 15, 2016 (the “Valuation 8-K”). The Valuation 8-K is available on the SEC’s website at www.sec.gov.

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We acknowledge that, during the fourth quarter of 2016, redemption requests surpassed the funding limitations under the REIT’s share redemption program (the “SRP”). At the end of the fourth quarter of 2016, the REIT was unable to satisfy $14.3 million of redemption requests and has $12.6 million available for redemptions during 2017. However, we continue to monitor the number of redemption requests and funding levels for the SRP. As we did in 2016 when our board of directors authorized additional funds for the redemption of shares, we will continue to consider the liquidity available to stockholders going forward, balanced with other long-term interests of the stockholders and the REIT. We are continuing to evaluate possible strategic alternatives to provide additional liquidity to stockholders, including but not limited to negotiating or procuring the sale of all or a portion of the equity interest in certain of the properties in the REIT’s portfolio, the potential conversion of the REIT to an “NAV REIT” with increased capacity to repurchase shares at the most recent NAV per share through its SRP (for which the REIT has filed a registration statement with the SEC), and other strategies.

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We believe that the Bidder’s offer is meant to take advantage of the illiquidity of our shares by buying your shares at a price significantly below their fair value in order to make a significant profit.

Please be aware that the Bidder is in no way affiliated with the REIT, our external advisor, KBS Capital Advisors LLC, or our dealer manager, KBS Capital Markets Group LLC.
We urge you to consult your financial advisor and exercise caution with respect to this and other mini-tender offers. Mini-tender offers are offers to purchase less than 5% of a company’s outstanding shares. The SEC has cautioned investors about offers of this nature. Additional information about mini-tender offers is available on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

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In order to avoid the costs of additional mailings, we may post our response to future mini-tender offers at www.kbsstrategicopportunityreit.com. If you have any questions related to the tender offer, please contact KBS Capital Markets Group LLC at 1-866-527-4264.
We thank you for your investment in the REIT.

Sincerely,

/s/ Peter McMillan III

Peter McMillan III
Chairman of the Board

Forward-Looking Statements
The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The REIT intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the REIT and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The REIT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. The REIT makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. The REIT can provide no assurances as to its ability to redeem shares under its share redemption program. The REIT’s board of directors can amend, suspend or terminate the share redemption program at any time upon 10 business days’ notice. The valuation methodology for the REIT’s real estate properties assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the valuation estimates used in calculating the estimated value per share are Duff & Phelps’, Landauer Services’ or the REIT’s and/or its advisor’s best estimates as of December 8, 2016, the REIT can give no assurance in this regard. These statements also depend on factors such as: future economic, competitive and market conditions; the REIT’s ability to maintain occupancy levels and rental rates at its real estate properties; the borrower under the REIT’s loan investment continuing to make required payments under the loan documents; the ability of the borrower to maintain occupancy levels and rental rates at the property securing the REIT’s real estate-related investment; the REIT’s ability to successfully register with the SEC and conduct an offering as an “NAV REIT;” and other risks identified in Part I, Item IA of the REIT’s Annual Report on Form 10-K for the year ended December 31, 2016 and subsequent periodic reports, as filed with the SEC. Actual events may cause the value and returns on the REIT’s investments to be less than that used for purposes of the REIT’s estimated value per share.

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